Legend Parent, Inc.

Legend Acquisition Sub, Inc.

c/o One Equity Partners V, L.P.

320 Park Avenue

New York, New York 10022

August 8, 2012

S.A.C. PEI CB Investment, L.P.

S.A.C. PEI CB Investment II, LLC

International Equities (S.A.C. Asia) Limited

S.A.C. MultiQuant Fund, LLC

c/o S.A.C. Capital Advisors, L.P.

72 Cummings Point Road

Stamford, CT 06902

Attention: General Counsel

Re: Waiver of Certain Support Agreement Obligations

Reference is made to the Support Agreement (the “Support Agreement”), dated as of July 2, 2012, by and among Legend Parent, Inc., a Delaware corporation (“Parent”), Legend Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the stockholders listed on the signature page thereto (the “Stockholders”). Capitalized terms used and not otherwise defined herein have the meanings given to them in the Merger Agreement (as defined in the Support Agreement) as it may be amended from time to time.

In the event there is an Adverse Recommendation Change, but only for so long as the Company Board does not subsequently assert, reassert or reaffirm a Company Recommendation (or the equivalent thereof), Parent and Merger Sub hereby in accordance with Section 12(k) of the Support Agreement waive, solely with respect to fifty percent (50%) of the Shares (as defined in the Support Agreement) of each Stockholder, all obligations of each Stockholder under Sections 3, 4(a) and 5 of the Support Agreement.

This waiver shall be effective only with respect to the Shares and in the circumstances specified above and other than as set forth above the Support Agreement shall continue in full force and effect in accordance with its terms. This waiver shall be governed by and interpreted and enforced in accordance with the terms of the Support Agreement.

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Regards, LEGEND PARENT, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

LEGEND ACQUISITION SUB, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

[Support Agreement Waiver]